EXHIBIT 10.1

CONFIDENTIAL TREATMENT

The material marked “[REDACTED]” on the Schedule 2.1 to this agreement has been omitted from the filed copy of this agreement pursuant to a request for confidential treatment filed with the Securities and Exchange Commission by the Company accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The Company has furnished an un-redacted copy the agreement to the Securities and Exchange Commission as part of the Company’s application for confidential treatment.

AGREEMENT FOR THE PURCHASE AND SALE OF QUOTAS OF CAPITAL OF PST ELETRÔNICA LTDA.

The parties to this Agreement for the Purchase and Sale of Quotas of Capital of PST Eletrônica LTDA. (the “Agreement”) are:

STONERIDGE, INC. (“Stoneridge” or the “Buyer”), an Ohio corporation, with its corporate office at 39675 MacKenzie Drive, Novi, MI, 48377, U.S.A., represented herein by its administrator, COARACI NOGUEIRA DO VALE, Brazilian citizen, married, lawyer, with office in the City and State of São Paulo, at Rua Jerônimo da Veiga, 45, 2nd floor, suite 21, holder of Identity Card RG No. 2.676.014-9 SSP-SP, Individual Taxpayers’ Registration (CPF/MF) No. 043.350.028-91;

ADRIANA CAMPOS DE CERQUEIRA LEITE (“Adriana Leite”), a Brazilian citizen, divorced, psychologist, resident in the City of Campinas, State of São Paulo, at Alameda Bauinias, No. 350, Condomínio Chácaras, Alto de Nova Campinas, holder of the Identity Card RG No. 15.664.219-0 SSP/SP, Individual Taxpayer Registration (CPF/MF) No. 108.088.738-57; and

MARCOS FERRETTI (“Ferretti”), a Brazilian citizen, married, electrical engineer, with office in the City of Campinas, State of São Paulo, at Rua José Rocha Bonfim, 214, Bloco D, sala 116, Condomínio Praça Capital, holder of Identity Card RG No. 13.602.771, Individual Taxpayers’ Registration (CPF/MF) No. 061.910.648-45 (Ferretti and Adriana Leite are each a “Seller” and collectively, the “Sellers”);

and as “Intervening Party” and “Guarantor”:

PST ELETRÔNICA LTDA. (the “Company”), a Brazilian limitada (a limited liability company), with head office in the City of Manaus, State of Amazonas, at Avenida Açaí, 2045, Plot 2.2, Distrito Industrial, Federal Taxpayers’ Registration (CNPJ/MF) No. 84.496.066/0001-04, with its articles of association recorded with the Commercial Registry of the State of Amazonas, under NIRE 13200.277.643 on August 27, 1993, and subsequent amendments.

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The Buyer, the Sellers and the Intervening Party and Guarantor hereinafter jointly referred to as “Parties”.

WHEREAS, Adriana Leite is the owner of an aggregate of one billion, six hundred thirty four million, three hundred forty three thousand, four hundred ninety nine (1,634,343,499) quotas of capital of the Company, representing 17.33333334% of the Company’s corporate capital on the present date (the “Adriana Leite Quotas”), as provided for in the 11th Amendment to the Articles of Association of the Company (“11th Amendment”);

WHEREAS, Adriana Leite wishes to sell to the Buyer all Adriana Leite Quotas;

WHEREAS, Ferretti is the owner of an aggregate of eight hundred seventeen million, one hundred seventy one thousand, seven hundred fifty (817,171,750) quotas of capital of the Company, representing 8.66666666% of the Company’s corporate capital on the present date (the “Ferretti Quotas” and, together with Adriana Leite Quotas, the “Purchased Quotas”);

WHEREAS, Ferretti wishes to sell to the Buyer all Ferretti Quotas;

WHEREAS, Buyer wishes to purchase from the Sellers their respective Purchased Quotas, which jointly represent twenty six percent (26%) of the Company’s corporate capital on the present date, pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties have entered into a Quotaholders Agreement of the Company on October 29, 1997, as amended on December 21, 2004, December 29, 2011 and December 22, 2015 (“Quotaholders Agreement”).

Accordingly, subject to the terms and conditions contained in this Agreement, the Sellers, the Buyer and the Intervening Party agree as follows:

1.           Purchase and Sale of the Purchased Quotas. Upon the terms set forth herein, at the present date Sellers sell, assign and transfer to the Buyer, and the Buyer purchases from the Sellers, the Purchased Quotas, free and clear of all liens, pledges, encumbrances, options, rights of first refusal and all claims, whether judicial or not, of every kind whatsoever.

1.1           Buyers’ obligations under this Agreement are transferable to another controlled entity of Buyer, at Buyer’s choice, provided that Buyer remains jointly liable with such controlled entity for such obligations.

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2.           Consideration.

2.1           Consideration. As full consideration for the Purchased Quotas, the Buyer (i) pays to the Sellers in immediately available funds, at the present date, an initial payment in Reais equivalent to one million and five hundred thousand dollars (USD 1,500,000.00) (the “Initial Payment”), and (ii) shall pay to the Sellers a contingent supplementary purchase price (the “Supplementary Purchase Price”) in Reais, payable in accordance with Section 2.5, in either 2021 or 2022, as applicable, equivalent to twenty-six percent (26%) of the multiple of four (4) times the Company’s 2020 or 2021 EBITDA (earnings before interest, taxes, depreciation and amortization), in accordance with the following formula:

Supplementary Purchase Price = (EBITDA x 4.0) x .26

The determination of the Supplementary Purchase Price shall (i) take into account the rules set forth in Section 2.3 below, and (ii) be calculated based on the audited financial statements as of December 31, 2020 or 2021 prepared in accordance with the accounting principles adopted by the Company in the ordinary course of business (“Business”, as defined bellow), and consistent with past practices, i.e., Brazilian GAAP (the Initial Payment together with the Supplementary Purchase Price (if any), the “Acquisition Price”).

For the purposes of this Agreement, the Company’s “Business” shall mean the business activities carried out by the Company on the present date, including the manufacture and commercialization of electronic products in general, import or export, and those set forth in its corporate purpose pursuant to its Articles of Association currently in force, defined in more detail in Schedule 2.1.

2.2         Determination of the Fiscal Year for the Calculation of the Supplementary Purchase Price: The calculation of the Supplementary Purchase Price shall take into account the operations and results of the Company in the fiscal years of 2020 or 2021, at the sole discretion of each Seller in relation to his or her respective Purchased Quotas. Each Seller shall have autonomy and discretion with respect to the choice of the fiscal year to be adopted as basis for payment of the respective Supplementary Purchase Price (e.g., Adriana Leite may select 2020 and Ferretti may select 2021, and vice-versa).

2.2.1           No later than March 15th, the Buyer shall provide to the Sellers audited financial statements of the Company for the preceding fiscal year (2020 and/or 2021, as the case may be), the report of the management for the approval of accounts of the preceding year, and the final draft of the respective annual report, and any additional information reasonably requested by the Sellers, provided that such information is readily available to the Company and/or the Buyer. Upon having timely received all such information, each Seller shall notify the Buyer in writing no later than March 31, 2021 whether such Seller elects to use the 2020 fiscal year for determination of the Supplementary Purchase Price. If a Seller does not elect the 2020 fiscal year then the 2021 fiscal year shall automatically be used to calculate the Supplementary Purchase Price, if any. In case the Buyer and the Company fail to timely submit to the Sellers the documentation listed in the first paragraph of this Section, the deadline for electing 2020 EBITDA for purposes of calculating the Supplementary Purchase Price shall be extended to the same number of days of delay.

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2.3         Rules for Determining Supplementary Purchase Price. In determining the Supplementary Purchase Price under the formula in Section 2.1, the following rules shall apply:

(i)	All recurring expenses resulting from government mandated laws and regulations that impact the activities developed by the Company, such as, but not limited to, of an environmental nature, shall be considered;

(ii)	Any non-recurring expenses of the Company, including but not limited to expenses arising from (a) activities carried out by the Company outside the Business, and (b) any acquisition, merger, consolidation, amalgamation, spin off or any other corporate restructuring involving the Company shall not be considered;

(iii)	As stated above, the valuation (for purposes of the Supplementary Purchase Price) of the Purchased Quotas shall be determined based on an EBITDA formula determined in accordance with this Agreement and with the rules of Section 2.1. The EBITDA shall be based on the product lines of the Business as of the present date. Therefore, the Buyer agrees that, notwithstanding the Supplementary Purchase Price, in a case where the Buyer makes a decision to sell any of the Company’s product lines or business, the Buyer shall pay the Sellers a twenty-six percent (26%) share of the net proceeds of the sold product line or business which shall be divided between them in accordance with the respective equity ownership percentages of the Purchased Quotas, based on the same value that is received by the Company for the sale of the product line or business;

(iv)	The payment of the Supplementary Purchase Price to the Sellers shall be made in immediately available funds, in a single installment, in the date of the completion of the sale of the relevant Product Line and/or Business; and

(v)	If the Buyer makes an acquisition, merger, etc. in an area other than the Business, as defined in Section 2.1, the results and the direct costs of the new business will be excluded from the valuation of the Company for purposes of the calculation of the Supplementary Purchase Price.

2.3.1	If there is not positive EBITDA in the fiscal year for determining the Supplementary Purchase Price then the Seller shall not be entitled to payment of the Supplementary Purchase Price.

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2.4          Verification of the Supplementary Purchase Price. After electing to receive the Supplementary Purchase Price (in 2021 or 2022), the Buyer and the respective Seller(s) shall proceed with the verification and confirmation of the Supplementary Purchase Price before its final payment:

(i)	After the election by a Seller with respect to the 2020 or 2021 EBITDA for purposes of payment of the Supplementary Purchase Price by the Buyer, the Buyer shall, no later than seven (7) days thereafter, notify such Seller with its bona fide calculation of the final result of the Supplementary Purchase Price and deliver its supporting data, in a report format (“Supplementary Purchase Price Report”), following the rules on notices provided for in Section 12.3.

(ii)	After the receipt of the Supplementary Purchase Price Report, each Seller shall have a twenty (20) day period to express its acceptance or challenge to the terms of the Supplementary Purchase Price Report and may request the Buyer and the Company to provide any reasonable accounting, financial and operational information which may be necessary in its opinion towards the decisions making process of whether to accept or challenge the proposed calculation of the Supplementary Purchase Price by the Buyer. Such information to the extent readily available shall be provided by the Buyer and/or the Company to the Sellers no later than five (5) Business Days from the date of request.

(ii.i)	If after the twenty (20) day period each Seller does not react or accepts the proposed Supplementary Purchase Price calculation by the Buyer, the acceptance of the terms will be presumed and the Purchase Price will be considered due and payable immediately.

(ii.ii)	If each Seller, with the exclusion of what is provided for in Section 2.4(iii), disagrees with the terms of the Supplementary Purchase Price Report, such Seller shall expressly reject such terms within mentioned twenty (20) day period (also informing its bona fide calculation of the final result of the Supplementary Purchase Price) through written notice sent to the Buyer, following the rules on notices provided for in Section 12.3.

(iii)	The parties hereby agree that the following matters cannot be subject to challenge by the Sellers:

(iii.i)	The audited financial statements of the Company as of December 31, 2020 or 2021, as by as prepared in accordance with the accounting principles adopted by the Company in the ordinary course of business, as set forth in Section 2.1 (the basis for the EBTIDA calculation) and except for cases of fraud, gross negligence or manifest error.

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(iii.ii)	The multiple of four (4) times the Company’s 2020 or 2021 EBITDA, as set forth in Section 2.1.

(iii.iii)	Any of the rules set forth in Section 2.3 for the determination of the Supplementary Purchase Price under the formula described in Section 2.1.

(iv)	In case of challenge mentioned in Section 2.4(ii.ii) above, the respective Parties agree to commence immediate good faith discussions on the numbers in the Supplementary Purchase Price Report, in order to try and reach an agreement. Those discussions shall not exceed ten (10) days.

(v)	If, by the end of the discussion period an agreement on the Supplementary Purchase Price Report is not reached, the respective Parties in dispute agree to resolve it by mutually engaging and submitting such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by PricewaterhouseCoopers LLP or, if such firm is not available or unwilling to accept such engagement, such other independent accounting firm mutually acceptable to the Buyer and the Sellers (the “Independent Accountant”). As promptly as practicable thereafter (and, in any event, within seven (7) days after the Independent Accountant’s engagement), the Buyer and the Sellers shall each prepare and submit a presentation detailing each party’s complete statement of the proposed resolution of Supplementary Purchase Price to the Independent Accountant, and the Independent Accountant can only consider the application of the principles set forth herein and respective presentations by each of the Buyer and the Sellers (who may act jointly). The Buyer and Sellers shall use their respective commercially reasonable efforts to cause the Independent Accountant to resolve Supplementary Purchase Price dispute as soon as practicable, but in any event within fifteen (15) days (or such other period of time as the Buyer and the Sellers shall agree) after submission by the Buyer and the Sellers of their respective presentations, and to set forth in a written statement its final determination of the Supplementary Purchase Price amount. The Independent Accountant may not assign a value to any item greater than the greatest value for any item or part of the Supplementary Purchase Price claimed by either party or less than the least value for such item claimed by either party. The decision of the Independent Accountant shall be deemed final and binding upon the Parties in dispute and enforceable by a court of competent jurisdiction. Each Party shall bear its own costs and expenses in connection with the resolution of such Disputed Items by the Independent Accountant. The fees and expenses of the Independent Accountant shall be allocated as follows the Buyer (50%) and the Sellers (50%).

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(vi)        After determination or agreement on the Supplementary Purchase Price and for purposes of (and before) its payment in accordance with Section 2.5(b) below, the EBITDA cost in R$ shall be converted to US Dollars based on the PTAX, option 5, using the average of the ask and bid rates, announced two (2) days before the date of payment of the Supplementary Purchase Price so that the purchase price amount is set in US Dollars.

2.5          Payment of the Acquisition Price. The payment of the Acquisition Price shall be made by the Buyer to the Sellers as follows:

(a)	Initial Payment.

(i)	an amount in Reais equivalent to one million in US Dollars (US$ 1,000,000.00) (equal to 2/3 of the Initial Payment), as converted based on the PTAX, option 5, using the average of the ask and bid rates, announced two (2) days before the present date, shall be paid to a bank account previously indicated by Adriana Leite; and

(ii)	an amount in Reais equivalent to five hundred thousand in US Dollars (US$ 500,000.00) (equal to 1/3 of the Initial Payment) as converted based on the PTAX, option 5, using the average of the ask and bid rates, announced two (2) days before the present date, shall be paid to a bank account previously indicated by Ferretti.

(b)          Supplementary Purchase Price. After the verification and confirmation established in Section 2.4, the payment of the Supplementary Purchase Price shall be made by the Buyer to the Sellers as follows:

(i)	an amount in U.S. Dollars equivalent to the amount of Reais converted based on the PTAX, option 5, using the average of the ask and bid rates, announced two (2) days before the date in which the Supplementary Purchase Price will be paid, corresponding to 2/3 of the Supplementary Purchase Price, calculated in accordance with Sections 2.1, 2.2 and 2.3, and verified in accordance with Section 2.4, shall be paid by the Buyer to Adriana Leite, in immediately available funds, to the bank account indicated by her prior to the payment date, on a date to be mutually agreed between the Buyer and Adriana Leite, but no later than one hundred and twenty (120) days after the closing of the 2020 or 2021 fiscal year, as applicable; and

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(ii)	an amount in U.S. Dollars equivalent to the amount of Reais converted based on the PTAX, option 5, using the average of the ask and bid rates, announced two (2) days before the date in which the Supplementary Purchase Price will be paid, corresponding to 1/3 of the Supplementary Purchase Price, shall be paid by the Buyer to Ferretti, in immediately available funds, to the bank account indicated by him prior to the payment date, on a date to be mutually agreed between the Buyer and Ferretti, but no later than one hundred and twenty (120) days after the closing of the 2020 or 2021 fiscal year, as applicable.

The payment of the Supplementary Purchase Price shall be made to Adriana Leite and Ferretti as described above, provided, however, that in the event of the dispute mechanism of Section 2.4(v) is triggered, such payment will occur within seven (7) days after the final determination by the Independent Accountant of the Supplementary Purchase Price.

2.6          Reports. Until the Supplementary Purchase Price is fully paid or it is determined that there is no Supplementary Purchase Price, the Buyer shall provide the Sellers (i) no later than March 15th with audited financial statements of the Company for the preceding fiscal year and (ii) when available - but no later than forty-five (45) days from the end of each quarter - unaudited quarterly P&L reports which shall contain, among other information, detailed description of each year’s EBITDA reconciled calculations as set forth in Section 2.1. In addition, the Sellers may request to the Buyer all reasonable documents and information necessary for monitoring the Business and financials; provided, however, the Sellers shall use the information provided by the Buyer under this section or any other section of the Agreement solely for the purposes set forth under Sections 2.2 and 2.4, and agree that any such information provided is confidential and shall be treated as such and shall not be shared with third parties other than Buyer’s professional advisors who agree to treat the information as confidential.

2.7          Call Option. In case the Buyer fails to timely pay the Supplementary Purchase Price in accordance with the provisions of Section 2.5(b) above, the Sellers shall have the option, at their respective sole discretion and at any time during the Call Exercise Period, to purchase quotas of the Company owned by the Buyer in the same equity ownership proportion of the Purchased Quotas on the present date 17.33333334% and 8.66666666%) of the total quotas issued by the Company may be purchased by Adriana Leite and Ferretti, respectively) (“Call Quotas”), and the Buyer shall sell and transfer such Call Quotas to each of the Sellers, for an aggregate purchase price of one thousand Dollars (US$ 1,000.00), being an amount in Reais, corresponding to 2/3 of such amount in respect to Adriana Leite’s Call Quotas and an amount in Reais, corresponding to 1/3 of such amount in respect to Ferretti’s Call Quotas (“Repurchase Price”) (“Call Option”).

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2.7.1	Exercise of the Call Option. The Call Option may be exercised by each Seller within a maximum of thirty (30) days from the end of the final term for the payment of the Supplementary Purchase Price, in accordance with the provisions of Section 2.5(b) above (“Call Exercise Period”), after which the Call Option expires, by means of the delivery of a notice to the Buyer for the exercise of the Call Option (“Notice of Exercise of Option”), pursuant to the rules on notices provided for in Section 12.3, provided, however, that the Notice of Exercise of Option cannot be served if the Supplementary Purchase Price has been paid. If the Notice of Exercise of Option is timely delivered the Buyer may within three (3) business days of its receipt pay to the Seller(s) the Supplementary Purchase Price, in full, and upon such payment the Call Option shall be deemed cancelled and the Buyer will be under no obligation to Complete the Call Option pursuant to Section 2.7.2.

2.7.2	Completion of the Call Option.

(a)	The completion of the purchase of the Call Quotas pursuant to the exercise of the Call Option by each of the Sellers shall take place at the office of the Company on the date specified in the Notice of Exercise of Option (which shall be a date not earlier than ten (10) days from the date of receipt of the Notice of Exercise of Option (“Completion Term”).

(b)	each of the Sellers shall pay to the Buyer, within the Completion Term, the Repurchase Price for the Call Quotas, as established in Section 2.7, through an international wire transfer to the Buyer’s bank account timely indicated by the Buyer.

(c)	it is the obligation of the Sellers and the Buyer to, within the Completion Term, do, or cause to be done, all acts and measures, and execute or cause to be executed all documentation, especially an Amendment to the Articles of Association of the Company, to effect the assignment and transfer of the Call Quotas to each of the Sellers, as the case may be, and to obtain, or cause to be obtained, all approvals and consents required for the assignment and transfer of the Call Quotas.

2.8          Guarantee. The Company hereby agrees and undertakes to be the guarantor of the Buyer payment obligations undertaken herein, being severally liable with Buyer, waiving all benefits of order.

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3.           Closing

3.1          Actions at Closing. At the present date (“Closing”), upon the execution of the 12th Amendment to the Articles of Association of the Company (“12th Amendment”):

(a)	the Sellers shall transfer the Purchased Quotas to the Buyer;

(b)	the Buyer shall pay the Initial Payment to the Sellers, in accordance with the provisions of Section 2.5(a); and

(c)	the Parties shall terminate the Quotaholders Agreement, by means of the execution of a termination agreement (“QA Termination Agreement”), which shall be duly filed in the Company`s headquarters, with due regard of the provisions of Section 6.1 below in connection with the provisions related to the Unpaid Dividends, which shall survive such termination.

3.1.1	All deliveries, payments and other transactions and documents relating to the Closing (i) shall be independent and shall not be effective unless and until all are effective, and (ii) shall be deemed to be consummated simultaneously.

4.           Representations and Warranties of the Sellers. The Sellers, severally but not jointly, represent and warrant to the Buyer as follows, such representations and warranties made as of the date hereof, which shall be true and correct, as of the present date.

4.1          Authority of Each Seller; Validity and Enforceability; No Conflicts. Each Seller is a natural person and citizen of Brazil. Each Seller has full mental capacity to enter into this Agreement. Each Seller has full power and authority:

(a)	to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each Seller of this Agreement and the performance by each Seller of its obligations hereunder will not conflict with or result in a violation or breach of any provision of any law or governmental order applicable to the Seller.

(b)	necessary to execute, deliver and perform its obligations under this Agreement to be executed and delivered by the each Seller. This Agreement has been duly authorized, executed and delivered by each Seller, and does not require any further authorization or consent of the Seller. This Agreement is the legal, valid and binding obligation of each Seller, enforceable against the Sellers in accordance with its terms, except as may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally, or as may be modified by a court of equity.

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4.2          Ownership of Quotas. Adriana Leite is the record and beneficial owner of the Adriana Leite Quotas, and has valid title to the Adriana Leite Quotas, free and clear of any and all liens, and there are no restrictions on her right to transfer the Adriana Leite Quotas to the Buyer pursuant to this Agreement. Ferretti is the record and beneficial owner of the Ferretti Quotas, and has valid title to the Ferretti Quotas, free and clear of any and all liens, and there are no restrictions on his right to transfer the Ferretti Quotas to the Buyer pursuant to this Agreement.

4.3          Due Diligence. Each Seller: (i) has participated in the drafting and negotiation of this Agreement; (ii) has been represented in negotiations for, and preparation of, this Agreement by counsel of his or her choosing; (iii) has read the Agreement and has had the Agreement fully explained by his or her counsel; (iv) has received all of the information he or she considers necessary or appropriate for deciding whether to enter into the transaction contemplated herein; and (v) is fully aware of the contents and legal effect of this Agreement.

4.4        Other Quota Matters.

(a)          Upon consummation of the transactions contemplated by this Agreement, the Buyer will own all of the Adriana Leite Quotas and all of the Ferretti Quotas, free and clear of any lien or encumbrance.

(b)          The sale of the Adriana Leite Quotas and the Ferretti Quotas does not violate any agreement, arrangement or commitment to which any of Adriana Leite, Ferretti or the Company is a party nor is the sale subject to or in violation of any preemptive or similar rights of any other person.

(c)          There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Purchased Quotas or obligating any Seller to sell any Purchased Quotas, or any other interest in the Company. There are no voting trusts, quotaholders’ agreements (except for what is referred to in Section 6.1 below), proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Adriana Leite Quotas and the Ferretti Quotas.

5.           Representation and Warranties of the Buyer.

5.1          Authority; Validity and Enforceability; No Conflicts. The Buyer is an Ohio corporation duly incorporated in good standing under Ohio law. The Buyer has the full power and authority:

(a)	to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Buyer of this Agreement and the performance by Buyer of its obligations hereunder will not conflict with or result in a violation or breach of any provision of any law or governmental order applicable to Buyer.

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(b)	necessary to execute, deliver and perform its obligations under this Agreement to be executed and delivered by the Buyer. This Agreement has been duly authorized, executed and delivered by the Buyer, and does not require any further authorization or consent of the Buyer or its board of directors or shareholders. This Agreement is the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally, or as may be modified by a court of equity.

5.2          Due Diligence. The Buyer: (i) has participated in the drafting and negotiation of this Agreement; (ii) has been represented in negotiations for, and preparation of, this Agreement by counsel of its choosing; (iii) has read the Agreement and has had the Agreement fully explained by its counsel; (iv) has received all of the information it considers necessary or appropriate for deciding whether to enter into the transaction contemplated herein; and (v) is fully aware of the contents and legal effect of this Agreement.

6.           Covenants.

6.1          Unpaid Dividends. The outstanding debts representing 2010, 2011 and 2012 dividends declared and payable by the Company to the Sellers, as indicated on Schedule 6.1 herein (“Unpaid Dividends”), shall be paid to each of them by January 1, 2020, as agreed among the Parties under the Quotaholders Agreement (provided that the provisions related to such Unpaid Dividends were first established in the third amendment to the Quotaholders Agreement) and under the Termination of the Quotaholders Agreement executed among the Parties on the present date, including in connection with the monetary adjustments provided therein.

6.2          Protection for Purchased Quotas. The Sellers and the Company shall maintain the Buyer fully protected, therefore, free and unencumbered, of any Actions from any third party challenging the purchase of the Purchased Quotas under this Agreement, undertaking, consequently, to take all possible actions, whether judicial or not, necessary to sustain the completion of the transfer of the Purchased Quotas.

6.3          SUFRAMA Communication. The Buyer undertakes to cause the Company to communicate, within thirty (30) days as of the present date, the Superintendência da Zona Franca de Manaus (“SUFRAMA”) pursuant to Resolution No. 203/2012 (article 48), the transfer of the Purchased Quotas sold hereby implies a change to the corporate structure of the Company.

6.4          Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including among others, the relevant fees of financial advisors, lawyers, accounts, auditors and/or any other consultants) shall be paid by the party incurring the cost or expense.

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6.5          Certain Other Agreements. Each of the Sellers and the Buyer warrant and represent that there are no agreements relating to the subject matters and transactions contemplated in this Agreement, other than those expressly referred in this Agreement.

7.           Change of Control.

7.1          Change of Control of the Buyer. This Agreement does not prevent the Buyer from carrying out, or being a part of, a corporate reorganization including those which may result in a transfer of its Corporate Control (as defined below). However, the liabilities and obligations assumed by the Buyer hereunder shall remain, even (i) in the case of a transfer of Buyer’s Corporate Control; (ii) in the case of succession of the Buyer by another company; or (iii) if the Buyer assigns its equity stake in the Company to third parties, directly or indirectly. In these cases, the Buyer undertakes to comply, and/or cause any successor to comply (Buyer remaining jointly liable), with the performance of the Buyer’s obligations undertaken under this Agreement.

7.2          Transfer of Buyers’ Corporate Control. For purposes of this Agreement, “Transfer of Buyer’s Corporate Control” means the occurrence of any of the following: (i) the Board of Directors or the shareholders of the Buyer approve a consolidation or merger that results in the shareholders of the Buyer immediately prior to the transaction giving rise to the consolidation or merger owning less than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the consummation of the transaction giving rise to the merger or consolidation; (ii) the Board of Directors or the shareholders of the Buyer approve the sale of substantially all of the assets of the Buyer; or (iii) any person or other entity (other than the Buyer or a Buyer’s subsidiary or any Buyer employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any the Buyer common shares (or securities convertible into common shares) pursuant to a tender or exchange offer without the prior consent of the Board of Directors, or becomes the beneficial owner of securities of the Buyer, representing fifty percent (50%) or more of the voting power of the Buyer’s outstanding voting securities.

8.           Amendment; Waiver and Termination

8.1          Amendment. This Agreement may not be amended, except by an instrument in writing signed by all Parties hereto.

8.2          Waiver. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of a party of any right hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any partial exercise of any right, power or privilege hereunder preclude any other further exercise thereof or the exercise of any other right, power or privilege hereunder.

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9.           Survival of Representations and Warranties

9.1          Survival of Representations and Warranties. The representations and warranties contained in Section 4.1 (Authority of Each Seller, Validity and Enforceability, No Conflicts); Section 4.2 (Ownership of Quotas); Section 4.3 (Due Diligence), Section 5.1 (Authority, Validity, Enforceability, No Conflicts), and Section 5.2 (Due Diligence); shall survive the Closing, without limitation. Any investigation by or on behalf of any Party hereto shall not constitute a waiver as to enforcement of any representation or warranty.

10.         Miscellaneous.

10.1        Irrevocability. This Agreement is irrevocable, obligating not only the Parties, but also their heirs, successors and assigns.

10.2        Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.3        Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered in: sent by certified mail (return receipt requested) to the respective parties as follows:

If to the Buyer:

Stoneridge, Inc.

39675 MacKenzie Drive

Novi, MI, 48377, U.S.A.

Attention: Mr. Jon DeGaynor, President and Chief Executive Officer

with a copy to:

Tucker Ellis LLP

950 Main Avenue, Suite 1100

Cleveland, Ohio 44113-7213

Attention: Robert M. Loesch

Rosman, Penalva, Franco, Vale

Rua Jerônimo da Veiga, 45 – 2nd floor, Suite 21, CEP 04536-000

São Paulo, SP - Brazil

Attention: Coaraci Nogueira do Vale

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If to the Sellers:

Adriana Campos de Cerqueira Leite (Seller)

Alameda Bauinias, No. 350, Condomínio Chácaras, Alto de Nova Campinas, Zip Code 13085048

Campinas, SP - Brazil

with a copy to:

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados

Al. Joaquim Eugenio de Lima, No. 447

São Paulo, SP – Brazil

Attention: Renato Tastardi Portella

Marcos Ferretti (Seller)

Rua José Rocha Bonfim, No. 214, Bloco D, room 116

Condomínio Praça Capital, Zip Code 13080-650

Campinas, SP - Brazil

with a copy to:

Mesquita Ortiz Advogados

Avenida José Bonifácio, 2021, Jd. das Paineiras, ZIP CODE 13092-305

Campinas, SP – Brazil

Attention: Eduardo Frediani Duarte Mesquita

If to the Company:

PST Eletrônica da Amazônia Ltda.,

Avenida Açaí, 2045, Lote 2.2, CEP 69075-020

Manaus, AM - Brazil

Attention: Caetano Roberto Ferraiolo

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt of notice of the change). Notices will be deemed to have been given hereunder when delivered personally, fifteen (15) business days after deposit in the mail, or when confirmation of receipt is received; provided.

10.4        Governing Law; Dispute Resolution. This Agreement shall be governed by the laws of Brazil. The courts sitting in the City of São Paulo, State of São Paulo, shall have exclusive jurisdiction over any questions regarding the construction and interpretation or any controversy or claim arising out of or relating to this Agreement, or the breach thereof or relationship created thereby.

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10.5        Headings. The headings in this Agreement are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

10.6        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement.

10.7        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

10.8        Press Releases. The Buyer may issue a press release or make other public statements about this Agreement and the transactions contemplated hereby as may be required by law and the rules of the New York Stock Exchange or in circumstances in which the Buyer believes such press release or public statement is in the best interest of the Buyer. Also, this Agreement may be disclosed in filings required to be made by the Buyer with the U.S. Securities and Exchange Commission.

10.9        Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to its subject matter and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to that subject matter.

[REMAINDER OF PAGE BLANK – SIGNATURE PAGE FOLLOWS]

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And, being in agreement, the Parties execute this instrument in 6 (six) counterparts of one sole content and effect, in the presence of the undersigned witnesses.

AGREEMENT FOR THE PURCHASE AND SALE OF QUOTAS OF PST ELETRÔNICA LTDA.

Campinas, May 16, 2017

BUYER:

Stoneridge, Inc.

/s/ Coaraci Nogueira do Vale

By: Coaraci Nogueira do Vale
Title: Attorney in fact

SELLERS:

/s/ Adriana Campos De Cerqueira Leite

ADRIANA CAMPOS DE CERQUEIRA LEITE

/s/ Marcos Ferretti

MARCOS FERRETTI

INTERVENING PARTY/GUARANTOR:

PST ELETRÔNICA LTDA.

/s/ Ricardo Cavalcanti Alves	/s/ Caetano Roberto Ferraiolo

By: Ricardo Cavalcanti Alves	By: Caetano Roberto Ferraiolo
Title: Financial/Administrative Director	Title: Director of Operations

WITNESSES:

/s/ Jéssica Rodrigues Guimarães

Name: Jéssica Rodrigues Guimarães
ID: 59.511.900-0

/s/ Jéssica de Oliveira Vasques

Name: Jéssica de Oliveira Vasques
ID: 36.300.301-D

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Schedule 2.1

Business

A)	No longer in production
Instrument Clusters Helium
Navigator
Window Lifter Mechanism
B)	Currently under production
Car Alarms
Motorcycle Alarms
Car Tracker/Blocker System
Vehicles Tracker Services Rendered
Cargo Tracker Services Rendered
Door Lock Actuator
Electric Windows Sets
Electric Window Controller
Electric Lock Sets
Instrument Clusters
Car Audio
Ultrasound Modules
Telematic Units
Telematics Platforms
Blind Spot Sensors
Rear Power Windows
Parking Sensors

[REDACTED]

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Schedule 6.1

Unpaid Dividends (R$)

	Adriana	Sergio	Potamotryngi	Marcos	Brienzer	Stoneridge	Alphabet	Total
2010 25% minimum	-	1,062,062	1,062,062	531,031	531,031	1,628,495.32	1,557,691.18	6,372,373
2010 Additional	-	2,544,519.50	2,544,519.50	1,272,260	1,272,260	3,901,596.82	3,731,962.18	15,267,118
2010 paid to Marcos	-	-	-	(1,803,291)	(1,803,291)	-	-	(3,606,582)
2011 25% minimum	1,067,729.50	-	1,067,729.50	41,107.60	1,026,622.40	1,637,185.49	1,566,003.51	6,406,378
2011 Additional	3,203,189	-	3,203,189	123.322,77	3,079,866.23	4,911,556.72	4,698,010.78	19,219,135
2012 25% minimum	141,821	-	141,821	5,460.10	136,360.90	614,557.98	596,375.80	1,636,397
Balance	4,412,739.50	3,606,581.50	8,019,321	169,890.40	4,242,849.53	12,693,392.34	12,150,043.44	45,294,819

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